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                                                                   EXHIBIT 10.24

             [LETTERHEAD OF INTERACTIVE MEDICAL TECHNOLOGIES LTD]

May 17, 1996

Ms. Cecilia Lascu, President
Pastels International, Incorporated.
PO Box 1180
Pacific Palisades, CA 90272-1180

     Re: 2nd & Final Revised Proposal to Acquire Pastels International,
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     Incorporated:
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Dear Cecilia:

          This 2nd & Final Revised Proposal contains all previously agreed to conditions and terms from prior Proposals as well as the new addition regarding Health Insurance contained in section Terms, Phase One, Item 5. This 2nd & Final Revised Proposal should be regarded as the final proposal superseding all previous Proposals and understandings either written or verbal, as such it should be regarded as a legally binding agreement between the parties as to the terms and conditions contained herein, and shall remain so until such time as it is replaced by a more formal agreement.

          This 2nd Final Revised Proposal should not be regarded as a formal agreement between the parties but rather the final Proposal containing all agreed to terms and conditions by which IMT proposes to acquire Pastels in a more formal agreement IMT encourages Pastels and Cecilia Lascu to seek the advice of counsel while considering this Proposal.

PROPOSAL TO ACQUIRE PASTELS

          IMT proposes to acquire Pastels in its entirety based on the proposed terms described below, after which Pastels would become a wholly owned subsidiary of IMT. The proposed acquisition shall include all Pastels assets and liabilities including but not limited to all research and development, all formulations, all formulation or manufacturing processes including technical know how and trade secrets, all trade marks, all registered trade names, logo's or other identifying or distinctive marks or insignias, patents or patent applications, intellectual property, all wholesale and retail consumer brands, all product inventory including raw ingredients, all product components, all shipping materials including raw and printed packaging and shipping containers, all sales and marketing materials including inventories and works in progress, all distribution agreements and relationships, all retail and consumer customer lists, all manufacturing or co-packer
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     agreements, all good will, all receivables, all liabilities* ( hereinafter referred to as "the business" ), and the full time employment of Cecilia Lascu for the periods defined below.

CONDITIONS & CONTINGENCIES

          This Proposal has been intentionally structured in three separate phases with each phase containing specific contingencies and or performance bench marks to be satisfied or meet as well as to provide the time for a smooth transition and assimilation of Pastels day to day business operations, and to provide time to confirm the financial representations made by each of the parties, and finally to establish a comfortable business and working relationship between the parties.

     1. Phase One, which is contingent upon the approval of IMT's Board of Directors, IMT's due-diligence of Pastels and acceptance thereof within thirty days from the effective date, Pastels due-diligence of IMT and acceptance thereof within thirty days from the effective date, the mutual approval by the parties of a Pastels sales and marketing plan which shall be jointly developed by the parties and shall include product sales projections for the period covering April 15, 1996 to December 31, 1996 which product sales projections will based on the combined gross sales of SKINERGY[TM] AND AloeBare[TM] products ( the "Existing Pastels Products" ) achieving $300,000.00 gross sales or more within thirty days from beginning telemarketing of AloeBare[TM] ("the First Phase"), and achieving $600,000.00 gross sales or more by December 31, 1996, and shall also include the coordinated marketing plans with the costs required to achieve such projected gross sales (hereinafter referred to as "The Approved 1996 Sales and Marketing Plan" ), and the execution of the formal agreement by the parties; and,

     2. Phase Two is contingent upon achieving the gross sales projections contained in First Phase of The Approved 1996 Sales and Marketing Plan; and,

     3. Phase Three is contingent upon achieving the gross sales projections contained in The Approved 1996 Sales and Marketing Plan.


TERMS
     PHASE ONE

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     Subject to the removal of Phase One contingencies contained above shall become effective upon the later of the parties signature on this Proposal ("the effective date") and shall provide for,

     1. Payment to Cecilia Lascu of $50,000.00 cash upon execution of the formal agreement which is to be completed within 30 days of the effective date, which such payment shall represent partial consideration of the full cash purchase price of $250,000.00 for Pastels; and,

     2. Payment to Cecilia Lascu the sum of $5,000.00 (as salary or consulting fees) per month for a period of four months; and,

     3. Payment to Cecilia Lascu the sum equal to 5% of Pastels gross product sales of AloeBare and SKINNERGY; and,

     4. Issue Cecilia Lascu Warrants to purchase 250,000 shares of IMT restricted common stock for a period of five years at the exercise price of fifteen cents per share which issuance shall represent partial consideration of the full stock purchase price of 500,000 shares of IMT restricted common stock at the exercise price of fifteen cents per share for Pastels; and,

     5. Provide Cecilia Lascu with Medical Health Insurance comparable with the policies of other new senior management, excluding Michael Grechko.

PHASE TWO

     Subject to the removal of Phase Two contingencies above shall become effective thirty days after television marketing, and in addition to Phase One shall provide for,

     1. Payment to Cecilia Lascu the sum of seven thousand dollars per month for a period of four months; and, Payment to Cecilia Lascu the sum of $50,000.00 cash in partial consideration of the full cash purchase price of $250,000.00 for Pastels; and

PHASE THREE

     Subject to the removal of Phase Three contingencies above shall become effective on January 1, 1997 and shall provide in addition to the provisions contained in Phase One and Phase Two for,

                                    Page 3
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     1.  The payment to Cecilia Lascu of the sum of $150,000.00 cash which shall represent the full cash payment of $250,000.00 for Pastels; and,

     2. The Issuance of 250,000 additional Warrants to purchase 250,000 shares of IMT restricted common stock for a period of five years at the exercise price of fifteen cents per share which issuance represents the full stock purchase price of 500,000 shares of IMT restricted common stock at the exercise price of fifteen cents per share for a period of five years for Pastels; and,

     3. Provide Cecilia Lascu with an employment agreement covering the initial period of three years with an option to renew for an additional three years. The employment compensation contemplated in the Proposal which is to paid by IMT will be paid from a combination of a 5% royalty of Pastels future gross product sales of AloeBare and SKINNERGY products, 4% royalty of AloeBare and SKINNERGY line extensions, 3% royalty on new Pastels products, 2% royalty from products originating from IMT, a monthly base salary to be determined, Company benefits which shall be equal to the benefits being provided by the Company to other senior management, and Warrants to purchase 500,000 shares of IMT restricted common stock at the exercise price of fifteen cents for a period of five years.

     4.  IMT may at its sole discretion accelerate Phase Three.

Summary Compensation Table is provided as a summary only, the amounts shown here may not be the actual, or final amounts.

                                     Summary Table
                                     -------------

                       Cash within 8 Months
                       --------------------

                       Purchase Price                   $250,000
                       Consulting Fees                  $ 48,000
                       Royalty's (Projected)            $ 12,000
                       Total Cash                       $310,000

                       Stock within 8 Months
                       ---------------------

                       500,000 Shares @ .15c       Value unknown

                       Employment Agreement
                       First Three Years
                       -----------------

                       Cash Value (Estimated)           $300,000
                       Benefits (Estimated)             $ 50,000
                       Future Royalty's            Value unknown


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PROPOSED ASSUMPTION OF PASTELS LIABILITIES*

     IMT, subject to the removal of Phase One contingencies will assume the responsibility of making Pastels ongoing business and operations related payments which shall include trade and vendor payables, lines of credit, and company debt including loans or pledges ("the Pastel Debt"), however, IMT will not assume the obligation of the Pastel Debt or become guarantor of the Pastel Debt during Phase One. Upon payment in full by IMT to Pastels and the removal of the Phase Three contingencies, IMT will assume the Pastel Debt obligation as well as the payment. IMT will not assume any personal liabilities of any Pastels employees, related parties or affiliates.

RESPONSIBILITIES OF THE PARTIES

     Pastels and Cecilia Lascu responsibilities under Phase One, Phase Two and the employment agreement contemplated in Phase Three shall initially include but not be limited to the supervision of all aspects of the day to day operations of Pastels and any additional responsibilities properly assigned to Cecilia Lascu by IMT management in her capacity as Vice President of IMT personal care products division. In the agreement as contemplated, IMT's responsibilities shall include providing all necessary working capital for operations relating to the manufacture, sales and marketing of products covered under The Approved 1996 Sales and Marketing Plan.

WARRANTS AND REPRESENTATIONS BY THE PARTIES

     The parties warrant and represent that the parties individually and collectively have all due authority to negotiate and consummate the proposed transaction, and to bind, obligate, and to make significant financial commitments on behalf of their respective company's.

     IMT shall provide all necessary cooperation and assistance to Pastels regarding its due-diligence of IMT including providing information relating to Management's Plan of Future Operations which is contained in IMT's 1995 FORM 10KSB Amended 1 to be filed with the United States Securities and Exchange Commission on or before May 15, 1996. IMT and its management further encourage Pastels to seek the advice of counsel and or tax advisors prior to accepting this Proposal. While time is of the essence, IMT will agree to extend the Time for Acceptance to allow Pastels sufficient opportunity to consult with such legal and tax consultants, if requested.

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TIME FOR ACCEPTANCE

     This Proposal including the specific terms and conditions contained herein shall remain in full force and effect until 5 P.M., Pacific Standard Time, Friday May 17, 1996 after which this Proposal shall be deemed by IMT to be canceled unless extended by IMT in writing or accepted by Pastels.


                                   Signatures


Agreed and Accepted                         Agreed and Accepted
Interactive Medical Technologies, Ltd.      Pastels International, Inc.



By: /s/ Steven Weslsund                     By: /s/ Cecilia Lascu
    ----------------------------------          ---------------------------
    Steven Westlund/CEO                         Cecilia Lascu/President



Effective Date: May 17, 1996                Effective Date: May 17, 1996
                ------------                                ------------



cc:  Peter Benz
     Gus Reininger
     Michael Grechko

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                                    ADDENDUM

                              SIGN OFF CHECK LIST

1.    Acceptance of Revised Proposal
2.    Acceptance of The Approved 1996 Sales & Marketing Plan
      2.1.  Based on Telemarketing of AloeBare
3.    Sign Off of Phase One Contingencies including but not limited to:
      3.1.  Verification of AloeBare Marketing Rights
      3.2.  Verification of AloeBare Manufacturing Rights
      3.3.  Verification of Pastels 1995 Income
4.    Sign Off of Final Purchase Agreement which shall establish or include:
      4.1.  Employment Agreement


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